Exhibit 10.1
SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”), dated as of August 16, 2026, is entered into between L3Harris Technologies, Inc., a Delaware corporation (the “Company”) and Christopher Kubasik (the “Executive” or “you”).
WHEREAS, the independent members of the Board of Directors of the Company (the “Board”) became aware of certain conduct by the Executive that was not consistent with the values of the Company as outlined in its Code of Conduct, which conduct was unrelated to the Company’s financial reporting, controls, customer relations or operational performance;
WHEREAS, the Board, following its review of these matters and consultation with outside counsel to the Company, in the exercise of its business judgment, has determined that reaching an agreement with the Executive regarding his departure from the Company on the terms set forth herein is in the best interests of the Company and its stockholders, and accordingly, the Company is not pursuing termination of the Executive’s employment for “cause”; and
WHEREAS, the Executive does not admit, and expressly disclaims, any violation of Company policy or basis for termination for “cause”, but has determined to resolve all matters relating to the Executive’s separation from employment on the terms set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Separation From the Company. Your employment with the Company in all capacities, including as Chief Executive Officer and as a director, officer or employee of the Company and all of its subsidiaries or affiliates, shall end automatically, and without any further action on the part of the Company or the Executive, effective as of 11:59 p.m. Eastern Time on August 16, 2026 (the “Separation Date”). Effective as of the Separation Date, you shall be deemed, without any further action on your part, to have irrevocably resigned from the Board and the boards of directors of each of its subsidiaries and affiliates, and from all other offices, directorships, trusteeships, committee memberships and other positions you hold with the Company or any of its subsidiaries or affiliates; provided that, at the Company’s request, you shall promptly execute and deliver any further documentation necessary to effectuate such resignations.
You acknowledge and agree that (a) you are not entitled to any payment under the Company’s 2026 Annual Incentive Plan (the “2026 AIP”) or other short-term or annual bonus program with respect to 2026; and (b) notwithstanding anything to the contrary in the Company’s Executive Change in Control Severance Plan, the Company’s 2015 Equity Incentive Plan, the Company’s 2024 Equity Incentive Plan or any award agreement issued to you thereunder (collectively, the “Equity Plans”), the letter agreement by and between the Company and you dated as of February 23, 2024, the 2026 AIP or any other employment or compensatory plan, program, policy, agreement or arrangement and regardless of the nature of your termination of employment hereunder, all outstanding equity incentive awards held by you (including any vested or unvested performance stock units, restricted stock units and stock options) granted under the Equity Plans or otherwise shall be forfeited without consideration effective as of the Separation Date, except as expressly provided in Section 3. In addition, you acknowledge and agree that you are not eligible to receive any severance, separation or similar payments or benefits thereunder and waive any rights or claims thereto and, except as expressly provided in Section 3, you are not entitled to, and you hereby waive and disclaim any right to, any pay, compensation, wages, bonuses, commissions, incentives, severance, equity awards (including vesting thereof), paid time off or other benefits from and after the Separation Date, other than the amounts expressly set forth in Section 3.

2.Cooperation and Transition. During the twelve-month period following the Separation Date, you agree, without separate compensation, to reasonably cooperate with the Board, as may be requested by the Board, to transition your current roles and responsibilities in such manner as requested by the Board. You agree to make yourself reasonably available for such cooperation upon reasonable advance notice and at mutually agreeable times. The Company shall reimburse you promptly for all reasonable and documented out-of-pocket expenses incurred in connection with such cooperation.
3.Consideration. In consideration for your agreements, covenants, representations and releases set forth in this Agreement, the Company agrees to provide you with the following:
1.Accrued Benefits. The Company shall pay or provide to you (i) your base salary, to the extent earned but unpaid as of the Separation Date, (ii) your “banked” vacation pay, to the extent unused as of the Separation Date, (iii) your vested account balance under the Company’s Excess Retirement Savings Plan, payable in accordance with the terms of such plan, (iv) your vested accounts under the Company’s tax-qualified retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended, payable in accordance with the terms of such plans, and (v) your rights to continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to the extent required by applicable law.
2.Retained Options. Notwithstanding anything to the contrary in the Equity Plans or any applicable award agreements, you shall be entitled to retain and not forfeit the following previously vested stock options, which you acknowledge you are being permitted to retain at the Board’s discretion in consideration for the covenants undertaken and the releases contained in this Agreement:
i.The nonqualified stock options granted under the Equity Plans on August 1, 2019 covering 129,501 shares at an exercise price of $204.85 per share;
ii.The nonqualified stock options granted under the Equity Plans on February 28, 2020 covering 74,297 shares at an exercise price of $197.73 per share;
iii.The nonqualified stock options granted under the Equity Plans on February 26, 2021 covering 65,228 shares at an exercise price of $181.91 per share;

iv.The nonqualified stock options granted under the Equity Plans on February 25, 2022 covering 53,222 shares at an exercise price of $233.51 per share; and
v.The nonqualified stock options granted under the Equity Plans on February 24, 2023 covering 61,577 shares at an exercise price of $210.15 per share.
The foregoing retained options are referred to collectively as the “Retained Options.” The Retained Options shall remain exercisable until the 90th day following the Separation Date, subject to the terms and conditions of the Equity Plans, the applicable award agreements and applicable laws and Company policies; provided, that (i) for the avoidance of doubt, Retained Options may continue to be exercised at any time during a Quiet Period in accordance with Section 2.5 of the Insider Trading Policy (as defined in Section 11), and (ii) the Company shall permit the Executive to exercise the Retained Options during such 90 day period on a cashless “net exercise” basis that does not involve a market sale.
4.Restrictive Covenants. As a material condition of, and further consideration for, the payments and benefits to be provided to you under this Agreement, you acknowledge and agree to strictly comply with each of the restrictive covenants set forth in this Section 4. You acknowledge that these restrictive covenants are reasonable and necessary to protect the Company’s legitimate business interests, including its goodwill, confidential information, trade secrets and customer and employee relationships.
a.Non-Disparagement. You agree that you shall at all times refrain from directly or indirectly criticizing, disparaging, defaming, undermining or otherwise attempting to impugn, or encouraging others to disparage, defame, undermine or otherwise attempt to impugn (collectively, “Disparage”), the character, integrity or reputation of the Company or its subsidiaries and affiliates (and their respective predecessors and successors), their officers, directors, shareholders and employees, or their customers, vendors or suppliers or the products or services of the Company or its subsidiaries and affiliated companies (via verbal, written, electronic or other communications, including social media platforms and any anonymous form of communication). The Company shall instruct the members of its Board of Directors and its executive officers not to Disparage you. In addition, the Company agrees that neither it nor any person authorized to speak on its behalf shall make, issue or authorize any public statement, press release, SEC filing, communication with investors, media response or other official communication that disparages, defames, or otherwise impugns the character, integrity, reputation or professional standing of the Executive. Nothing in this paragraph shall prohibit you, the Company or its directors or executive officers from (i) making truthful statements required by applicable law, regulation, stock exchange requirements or legal process, (ii) responding truthfully to requests from governmental or regulatory authorities, or prohibit the Company or its directors and executive officers from making factual disclosures reasonably necessary in connection with the Company's public reporting obligations, governance responsibilities, litigation, investigations or compliance activities, (iii) making any statements permitted by Section 14 or (iv) exercising its rights and remedies as provided in Section 5(B) and making truthful statements regarding any such matters.
b.Non-Solicitation and No-Hire. For a period of two (2) years following your Separation Date, you shall not, directly or indirectly, (i) recruit, solicit, induce or attempt to recruit, solicit or induce any employee, consultant or contractor of the Company or any of its subsidiaries or affiliates to terminate, reduce or alter their relationship with the Company or (ii) hire, engage or cause to be hired or engaged any such person, whether as an employee, consultant, contractor or otherwise.
c.Customer Non-Interference. For a period of three (3) years following your Separation Date, you shall not, directly or indirectly, whether on your own behalf or on behalf of any third-party (including any consulting firm or governmental entity or agency) or otherwise, solicit, entice, induce or encourage (or attempt to do so) any existing or potential customer, client, vendor, supplier or other business relationship of the Company or any of its subsidiaries or affiliates to cease, reduce or refrain from doing business with the Company or any of its subsidiaries or affiliates or to divert any business from the Company or any of its subsidiaries or affiliates. For the avoidance of doubt, nothing herein shall prohibit you from accepting employment with, consulting for, or otherwise providing services to any governmental entity or agency. However, for a period of three (3) years following your Separation Date, you shall not, directly or indirectly, whether on your own behalf or on behalf of any third-party (including any consulting firm or governmental entity or agency) or otherwise, participate in or influence any procurement, acquisition, contract award, bid evaluation, source selection or other decision involving the Company or its business or products.
d.Non-Competition. For a period of two (2) years following your Separation Date, you shall not, directly or indirectly, whether on your own behalf or on behalf of any third-party (including any consulting firm or governmental entity or agency) or otherwise, engage or otherwise participate in any activities with, or provide services to, a Competitive Business, except as explicitly directed in writing by the Company. This does not prevent you from owning up to 1% of the equity in a publicly traded company. For purposes of this subsection, “Competitive Business” means any business, person or entity that is engaged, or planning or contemplating to engage within a period of twelve (12) months, in any business activity that is materially competitive with the business and business activities engaged in by the Company at any time within the twenty-four (24)-month period prior to the Separation Date.
e.Confidential Information. You acknowledge that, in the course of your employment, you received Confidential Information (as defined below). At all times following your Separation Date, you shall not use or disclose, except as explicitly directed in writing by the Board, any Confidential Information of (i) the

Company or (ii) any third party received by the Company which the Company is obligated to keep confidential. For purposes of this Agreement, “Confidential Information” means any and all confidential, proprietary or trade secret information, whether or not marked or otherwise designated as confidential, whether in document, electronic or other form, and includes information that is not publicly known regarding finances, business and marketing plans, proposals, projections, forecasts, existing and prospective customers, vendor identities, employees and compensation, drawings, manuals, inventions, patent applications, process and fabrication information, research plans and results, computer programs, databases, software flow charts, specifications, technical data, scientific and technical information, test results, market studies, strategic initiatives, acquisition targets, pricing strategies, cost structures, supplier relationships, and any other information that derives economic value from not being generally known. This subsection shall apply in addition to, and not in derogation of, any other confidentiality or non-disclosure agreement that may exist between you and the Company or any of its subsidiaries or affiliates or any customer, supplier or vendor of the Company. Notwithstanding the foregoing, Confidential Information shall not include information that (a) is or becomes publicly available through no fault of yours, (b) was known to you prior to its disclosure by the Company, or (c) is rightfully received by you from a third party without restriction on disclosure.
f.Reasonableness of Restrictions. You acknowledge and agree that the restrictive covenants set forth in this Section 4 are reasonable in scope, duration and geographic reach and are no broader than necessary to protect the Company’s legitimate business interests.
g.Existing Covenants. You acknowledge and agree that you will remain subject to all restrictive covenants and similar obligations contained in any prior agreement with the Company or any of its subsidiaries or affiliates, which shall continue in full force and effect in accordance with their terms. The restrictive covenants set forth in this Section 4 are independent of, and in addition to, any such existing covenants or obligations.
5.General Releases of Claims.
A.You understand and agree that the consideration and other benefits provided for herein constitute valid and sufficient consideration for the covenants undertaken and the releases contained in this Agreement. You, on your own behalf, and on behalf of your respective heirs, family members, executors, and assigns, hereby unconditionally and irrevocably release the Company, its past and present direct and indirect affiliates, parents, subsidiaries, each of the foregoing entities’ successors and assigns, and each of their current and former employees, officers, directors, trustees, owners, representatives, agents, administrators, fiduciaries, insurers and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of any such programs) (collectively, the “Releasees”) from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess arising from any omissions, acts or facts that have occurred up and until and including the date you execute this Agreement (the “Released Claims”). The Released Claims include:
i.any and all claims arising out of or in any way related to your employment with or separation from the Company, or any contract or agreement between you and the Company;
ii.any and all claims for wrongful discharge of employment, termination in violation of public policy, constructive discharge, negligent hiring, retention or supervision, quantum meruit, breach of contract, both express and implied, breach of a covenant of good faith and fair dealing, both express and implied, promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion;
iii.any and all claims for wages, bonuses, commissions, overtime, vacation pay, severance pay, or any other form of compensation of any kind;
iv.any and all claims for discrimination, harassment, and retaliation; and
v.any and all claims for attorneys’ fees and costs.
The Released Claims include any and all claims arising under any federal, state, county or local law, or municipal constitution, statute, regulation, ordinance, and common law, including Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (the “ADEA”), as amended by the Older Workers Benefit Protection Act; the Americans with Disabilities Act of 1990; Section 1981 of the Civil Rights Act of 1866 (42 U.S.C. §1981); the Civil Rights Act of 1991 (42 U.S.C. §1981a); the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act of 1988; the Equal Pay Act of 1963; the Genetic Information Nondiscrimination Act of 2008; the Rehabilitation Act of 1973; the Occupational Safety and Health Act; the False Claims Act; Title VIII of the Corporate and Criminal Fraud and Accountability Act (18 U.S.C. §1514A); the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”) and you acknowledge and agree that the consideration you are receiving by way of this Agreement is more beneficial to you than any enforcement of your rights under USERRA; the Florida Civil Rights Act; the Florida Private Whistleblower Act; the Florida Workers’ Compensation Law; the Florida Wage Discrimination Law; the Florida Minimum Wage Act; the Florida Omnibus AIDS Act; the Florida Discrimination on the Basis of Sickle-Cell Trait Law; the Florida Domestic Violence Leave Act; the Florida Jury Duty Leave Act; the Florida Military Leave Law; the Florida Constitution; and the Florida Fair Housing Act (FHA), all including any amendments and their respective implementing regulations, and any other federal, state or local law (statutory, regulatory, or otherwise) that may be legally waived and released. The Released Claims also include any and all claims arising under any express, implied, verbal or written contract, handbook, manual, policy or employment practice.

Notwithstanding the foregoing, this release does not apply to your rights (a) to enforce this Agreement, (b) to insurance coverage under any insurance policy, including director and officer liability insurance, provided by the Company to you in your capacity as a director, officer or employee in accordance with the terms of such coverage, (c) to indemnification, advancement of expenses and contribution rights by the Company for acts or omissions by you in your capacity as a director and officer of the Company in accordance with the Company’s organizational documents, (d) that cannot be waived or released as a matter of applicable law, (e) arising from any omissions, acts or facts that have occurred after the date on which you execute this Agreement and (f) as a stockholder of the Company.
B.The Company hereby irrevocably releases you from, and agrees not to sue concerning, any claim, duty, obligation or cause of action arising out of or relating to your employment with, service to or separation from the Company; provided, however, that such release and agreement does not apply to facts, circumstances, events or conduct, as to which the Board did not have actual knowledge as of the date of this Agreement, that constitute fraud, embezzlement, sexual assault, quid pro quo sexual harassment or conduct constituting a felony violation of criminal law, intentional violation of Federal securities law or material violation of governmental regulation applicable to the Company, with respect to which the Company reserves all rights and remedies under applicable law, including the right to recoup the Retained Options (or the value of the Retained Options to the extent already exercised) which were consideration for your agreements hereunder; provided, however, that the Company shall not seek to forfeit, recoup, cancel, claw back or otherwise recover the Retained Options (or the value thereof or any shares acquired upon exercise thereof) unless and until such conduct has been established by a final judgment of a court of competent jurisdiction or final determination of a governmental authority from which no further appeal or review may be taken. Notwithstanding the foregoing, you shall remain obligated, in accordance with the Company’s policies regarding business expenses, to repay to the Company any amounts charged to a Company credit card or other expense account that have not been previously approved by the Company and do not qualify as valid business expenses.

6.Breach of Agreement. You agree that you will not file a civil action, lawsuit or administrative proceeding against any Releasee with respect to any claims released herein (this does not include any claims which, by law, cannot be waived or as expressly set forth in Section 7 and Section 8 below). You agree that any breach or threatened breach by you, whether intentional or otherwise, of any provision of this Agreement shall entitle the Company, in addition to all other available remedies, to seek and obtain immediate temporary and permanent injunctive relief and any other appropriate degree of specific performance (without the requirement of posting any bond or other security and without the necessity of proving actual damages) in order to enjoin such breach or threatened breach. You acknowledge that the Company would suffer irreparable harm for which monetary damages would be an inadequate remedy in the event of any such breach or threatened breach.

7.Non-Waiver of Certain Claims. This Agreement does not waive claims which, by law, cannot be waived. This includes claims for unemployment compensation benefits, claims under the Fair Labor Standards Act (FLSA), claims for health insurance benefits under COBRA and claims for vested benefits governed by ERISA. You represent that you have been paid all wages legally owed to you and that you have no facts which would give rise to a claim under the FLSA or any similar state or local law pertaining to overtime, minimum wage or payments for meal or rest breaks.
8.Permitted Actions. Notwithstanding anything herein to the contrary, nothing in this Agreement shall: (a) limit your ability to report possible violations of federal law or regulation to, or file a charge or complaint with, any United States governmental agency, commission or entity (“Government Agencies”) in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies); (b) limit your ability to communicate with Government Agencies or participate in any investigation or proceeding conducted by any Government Agencies, including providing documents or other information without notice to the Company; or (c) prevent you, under applicable U.S. federal law, from (i) disclosing trade secrets in confidence to an attorney or to federal, state and local government officials for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclosing trade secrets in a document filed in a lawsuit or other proceeding, but only if such filing is made under seal and protected from public disclosure. However, to the extent permitted by law, you hereby waive any monetary benefits or other relief against the Company or its affiliated companies with respect to any claims of employment discrimination, harassment, or retaliation.
9.Additional Representations and Warranties. You represent and agree that, other than as previously communicated to or actually known by the Board as of the date hereof: (a) you have not instituted, prosecuted, filed or processed any litigation or other claims or charges against the Company that you have not previously communicated to the Board in writing; (b) you are not aware of any work-related injuries for which you do not already have a pending claim; and (c) you shall not sue the Company, or join in any lawsuit, or bring or join in any other claim, charge or proceeding against the Company or any other Releasee concerning any of the claims released by this Agreement. Notwithstanding the foregoing, to the extent, if any, you have a non-waivable right to file or participate in a claim or charge against the Company, this Agreement shall not be intended to waive such a right.
10.Return of Property. No later than ten (10) business days after your Separation Date, you shall return to the Company all Company information and property in your possession, custody, or control, in whatever form, including laptops, phones, tablets, thumb drives, documents, files, records, reports, notebooks, drawings, photographs, technical data, credit cards, keys, access cards, equipment, computer software, supplies, security equipment of all kinds (including camera, network routers and servers) kept at home or elsewhere and any other information or property containing confidential or proprietary information of the Company or any of its subsidiaries or affiliates, and you shall not retain copies, excerpts, or summaries of same. You further agree and certify that, promptly following your Separation Date, you shall permanently delete from your personal computers, tablets, mobile devices, cloud storage accounts, and any other storage devices any and all confidential information or proprietary documents relating to the Company and its subsidiaries and affiliates. You represent and warrant that, as of the date you sign this Agreement, you have not retained, copied, or transmitted to any third party any confidential or proprietary information of the Company or its affiliates.

Notwithstanding the foregoing, the Company shall reasonably cooperate with the Executive in transferring and porting to the Executive the mobile telephone number currently assigned to the Executive and associated with the Company-issued mobile phone. You also acknowledge that you are subject to the Company’s policies on use of Information Technology and the safeguarding of proprietary information or otherwise confidential information, whether that of the Company or a customer thereof, or the Federal government or any other governmental authority. Any material breach of this Section shall constitute a material breach of this Agreement.
11.Trading Restrictions. You agree and acknowledge that following your Separation Date you shall continue to be subject to the Company’s securities insider trading policy filed as Exhibit 19 to the Company’s Annual Report on Form 10-K for the year ended January 2, 2026 (the “Insider Trading Policy”) until the termination of the Quiet Period (as defined in the Insider Trading Policy) associated with the release of the Company’s financial information for the quarter ending October 2, 2026, which such Quiet Period shall end one full trading day following the Company’s release of such financial information, such termination date being referred to herein as the “Trading Restrictions Expiration Date”. The Company shall notify you in writing of the Trading Restrictions Expiration Date, which is currently expected to be October 29, 2026, and any additional Quiet Period imposed prior to the Trading Restrictions Expiration Date. In furtherance thereof, you represent that, following the release of the Disclosure (as defined in Section 14 below), you will not be in possession of any material non-public information relating to the Company. In addition, you agree that prior to the Trading Restrictions Expiration Date, you shall not directly or indirectly transact in Company securities other than in compliance with the Insider Trading Policy and will comply with all other provisions of the Insider Trading Policy. You further acknowledge that, as a former director and executive officer of a publicly traded company, you may remain subject to Section 16 reporting obligations under the Securities Exchange Act of 1934 and the requirements of Rule 144 under the Securities Act of 1933 with respect to any sales of Company securities following the Separation Date, and you agree to comply with all applicable securities laws and regulations. The Company shall reasonably cooperate with the Executive in connection with the exercise of the Retained Options, including by taking such actions as may be reasonably necessary to facilitate the cancellation, modification or termination of any Rule 10b5-1 trading plan applicable to the Executive and the processing of any exercise notices submitted by the Executive. In the event that the Executive is unable to exercise any Retained Options prior to the expiration of the applicable exercise period due solely to the action or inaction of the Company or its transfer agent, the expiration date applicable to such Retained Options shall automatically be extended for a number of days equal to the number of days such inability to exercise was in effect following the date such inability to exercise ceases to apply (but in no event later than the original expiration date thereof).
12.Recovery of Previous Awards for Restatements. You agree that you shall remain subject to the Company’s Incentive-Based Compensation Recovery Policy, Section 15 of the Annual Incentive Plan, Section 13.10 of the Equity Plans, Section 6(a) of the award agreements issued to you under the Equity Plans and all other clawback and recoupment provisions in the Company’s compensation plans, programs and policies, and any other clawback policy of the Company (whether related to financial statement errors or otherwise), in each case, in accordance with their terms.
13.Legal Proceedings. From and after the Separation Date, you agree that you shall, as directed by the Board, reasonably cooperate with the Company in any pending or future investigation (including government or internal investigation), litigation or proceedings in which the Company is or may be a party, and regarding which you, by virtue of your employment with the Company, have knowledge or information which is relevant to said litigation, investigation or proceedings including, acting as the Company’s representative or on behalf of the Company in any said investigation, litigation, or proceedings. You further agree that you shall, without the necessity for subpoena, provide in any jurisdiction in which the Company requests, truthful testimony relevant to any litigation or proceedings. In connection with the foregoing, the Company shall use reasonable efforts to accommodate your schedule, provide you with reasonable advance notice of the times at which your services are needed and reimburse you for reasonable out-of-pocket expenses.
14.Public Announcements. The Company shall publicly disclose your separation from the Company by filing a Current Report on Form 8-K with the Securities and Exchange Commission (to which this Agreement may be attached as an exhibit) and issuing a press release, each in substantially the form attached hereto as Exhibit A (collectively, the “Disclosure”). You shall not make and shall direct your representatives not to, and the Company shall direct the Board, its executive officers and its spokespeople not to, make, issue or authorize any public statement, press release or other public communication regarding the Executive’s separation from the Company or the terms of this Agreement that is inconsistent with the Disclosure. Your obligations pursuant to this Section 14 are in addition to, and not in lieu of, the non-disparagement obligations set forth in this Agreement and in any other agreement or arrangement. Notwithstanding the foregoing, nothing in this Section shall prevent either party from making any truthful statement permitted under Section 8 or as otherwise required to comply with applicable law (including Federal securities laws).
15.Attorney. You are hereby advised to consult with an attorney or other representative of your choice prior to signing this Agreement. You acknowledge that you have had a sufficient period of time to consider this Agreement, including the restrictive covenants contemplated in Section 4 of this Agreement and the release of any and all claims you may have under the ADEA pursuant to Sections 5 and 16, and that you have carefully read and fully understand all of the provisions of this Agreement. You further acknowledge that you are signing this Agreement voluntarily and of your own free will, without any duress or undue influence, and that you have not been coerced or unduly influenced to sign this Agreement. You acknowledge that you have not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
16.Release of ADEA Claims. Notwithstanding any other provision of this Agreement, as a condition precedent to the exercise of any of the Retained Options, the Executive must execute, and not revoke, a release of all claims under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, in customary form consistent with the Company’s standard practice.
17.Binding Arbitration. Except as otherwise provided by law, any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, including the breach, termination, enforcement, interpretation, or validity thereof, and your employment or the cessation of your employment with the Company, shall be settled by final and binding confidential arbitration in Melbourne, Florida, in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. The arbitrator shall have the authority to grant any remedy or relief that a court of competent jurisdiction could grant, including injunctive relief. Each party shall bear its own legal fees and costs. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties agree that any arbitration proceeding and all related documents, testimony, and information shall be kept strictly confidential, unless otherwise required by applicable law or by prior written consent of both parties; provided, however, that the foregoing does not prohibit (i) the Company from making any disclosure to a regulator or self-regulatory organization or to its prospective or actual affiliates, attorneys, directors, agents, auditors, counterparties, advisors or investors in connection with a valid business purpose; or (ii) you from making any disclosure or statement expressly permitted by Section 8. The arbitrator shall enter a protective order consistent with the above, including by providing that all evidence and other information presented by the parties shall remain confidential to the same extent as Confidential Information under this Agreement must be held confidential by you.
18.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any conflict of laws provision or rule that might lead to a contrary choice of law; provided, however, that Section 17 of this Agreement shall be governed by the Federal Arbitration Act.
19.Tax Withholding. All payments and benefits provided under this Agreement shall be subject to withholding for applicable federal, state and local taxes and any other deductions required by law.
20.Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such determination shall not affect or impair the validity, legality, or enforceability of the remaining provisions hereof, and such invalid, illegal, or unenforceable provision shall be modified to the minimum extent necessary to make it valid, legal, and enforceable while preserving the parties’ original intent. If such modification is not possible, the offending provision shall be severed from this Agreement, and the remaining provisions shall continue in full force and effect.
21.Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, representations, and discussions, whether oral or written, with respect to such subject matter. You acknowledge that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement. No modification, amendment, or waiver of any provision of this Agreement shall be effective unless in writing and signed by an authorized representative of the Company. The failure of the Company to enforce any provision of this Agreement at any time shall not constitute a waiver of its right to enforce such provision or any other provision in the future.
22.Construction. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any party. The parties acknowledge that each has had the opportunity to consult with legal counsel of their own choosing and has participated in the drafting of this Agreement. Accordingly, any rule of construction that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified.
23.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile, PDF, or other electronic means (including DocuSign or similar platforms) shall be deemed original signatures for all purposes and shall be binding upon the parties.

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Accepted and Agreed to by: EXECUTIVE
Christopher Kubasik

/s/ Christopher Kubasik

Date: August 16, 2026
L3HARRIS TECHNOLOGIES, INC.
By: /s/ Lewis Hay III Name: Lewis Hay III Title: Lead Independent Director

Date: August 16, 2026

[Exhibit Intentionally Omitted]